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                                                                    EXHIBIT 99.7

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                            VOTING AND SALE AGREEMENT

                                     between

                           HANMI FINANCIAL CORPORATION

                                       and

                   THE TRUST ESTABLISHED PURSUANT TO THE TRUST
                     AGREEMENT DATED AS OF OCTOBER 31, 2003
              BETWEEN KOREA EXCHANGE BANK AND MR. L. DALE CRANDALL



                          Dated as of December 22, 2003

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                            VOTING AND SALE AGREEMENT

            VOTING AND SALE AGREEMENT (the "Agreement"), dated as of December 22, 2003, by and between Hanmi Financial Corporation, a Delaware corporation ("Buyer") and the Trust (the "Trust") established pursuant to the Trust Agreement dated as of October 31, 2003 between Korea Exchange Bank ("KEB") and Mr. L. Dale Crandall (the "Trustee").

            WHEREAS, pursuant to that certain Agreement and Plan of Merger (the "Merger Agreement"; terms defined therein are used herein as so defined) dated as of December 22, 2003, by and between Buyer, Hanmi Bank, a California banking corporation ("Buyer Sub"), and Pacific Union Bank, a California banking corporation (the "Company"), subject to the terms and conditions thereof, (i) the Company will merge with and into Buyer Sub with Buyer Sub continuing as the surviving corporation and (ii) except as expressly provided in the Merger Agreement, each outstanding share of Company Common Stock will be converted into the right to receive that number of shares of Buyer Common Stock equal to the Exchange Ratio; and

            WHEREAS, it is a requirement to Buyer's agreement to execute the Merger Agreement that the Trust agree to (i) vote the 6,624,052 shares of Company Common Stock it holds in trust for KEB (the "Shares") in favor of the Merger and the Merger Agreement and (ii) immediately prior to the Merger, sell that number of Shares (the "Purchased Shares") as determined in Section 4.2 hereof to Buyer for an amount in cash equal to the Purchase Price (as defined below) per Purchased Share;

            NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.

                   REPRESENTATIONS AND WARRANTIES OF THE TRUST

            The Trust represents and warrants to Buyer as follows:

            (a) the Trustee has full right, power and authority to execute and deliver the Trust Agreement (the "Trust Agreement"), dated as of October 31, 2003 by and between Korea Exchange Bank, as grantor, and the Trustee, and to perform its obligations thereunder; the Trust Agreement has been duly authorized, executed and delivered by the Trustee and is valid, binding and enforceable against the Trustee and KEB in accordance with its terms; and the copy of the Trust Agreement previously provided to Buyer is a true, complete and correct copy of such document as in effect on the date of this Agreement;

            (b) the Trust has full right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and this Agreement has been duly authorized, executed and delivered by the Trust and is valid, binding and enforceable against the Trust in accordance with its terms;

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            (c) neither the execution and delivery of this Agreement nor the performance of the transactions contemplated hereby by the Trust will (i) result in any breach of any terms or provisions of, or constitute a default under, any contract, agreement or instrument to which the Trust is a party or by which it is bound, (ii) violate any law, statute, ordinance, writ, judgment, injunction, rule, regulation, order or decree of any Governmental Entity applicable to the Trust or by which any of its properties or assets may be bound or (iii) except as may be required by the Trust Agreement, require any filing with, or permit, consent or approval of, or the giving of any notice to, any Governmental Entity other than the Requisite Regulatory Approvals;

            (d) as of the date of this Agreement, there is no suit, action, investigation or proceeding pending or, to the knowledge of the Trust, threatened against or affecting the Trust before or by any Governmental Entity that could reasonably be expected to materially impair the ability of the Trust to perform its obligations under this Agreement on a timely basis;

            (e) this Agreement and the transactions contemplated hereby have been authorized by all necessary action on the part of the Trust on or prior to the date hereof and no other proceedings on the part of the Trust are necessary to authorize this Agreement and the transactions contemplated hereby; and

            (f) the Trust (i) holds all right, title and interest in and to the Shares, free and clear of any and all liens, charges, security interests, pledges, options, rights of first refusal, limitations on voting rights, restrictions, charges, proxies and other encumbrances whatsoever ("Liens"), except as set forth in the Trust Agreement, (ii) has not appointed or granted any proxy, which appointment or grant is still effective, with respect to any of the Shares, and (iii) upon delivery of the Purchased Shares to Buyer against payment of the Purchase Price therefor, Buyer will acquire good and valid title to the Purchased Shares, free and clear of any and all Liens.

                                  ARTICLE II.

                 APPROVAL OF THE MERGER AGREEMENT; RESTRICTIONS

      Section 2.1. Approval of the Merger Agreement. The Trust covenants and agrees that, at any meeting of the shareholders of the Company, however called, in any action by written consent of the shareholders of the Company, or in any other circumstances in which the Trust's vote, consent or other approval is sought, the Trust shall vote the Shares:

            (a) in favor of the adoption of the Merger Agreement and the approval of the terms thereof and of the Merger and each of the other transactions contemplated by the Merger Agreement and this Agreement;

            (b) against any action or agreement that is intended or would be reasonably likely to result in any conditions to Buyer's obligations under the Merger Agreement or this Agreement not being fulfilled or would result in or would reasonably be likely to result in a breach of any representation, warranty, covenant or agreement of the Company under the Merger Agreement or of the Trust under this Agreement;

            (c) against any Acquisition Proposal;


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            (d) against any amendment to the Company's articles of incorporation or bylaws or any other material change in the Company's corporate or capital structure; and

            (e) against any other action or agreement that is intended, or would reasonably be expected, to impede, interfere with, delay or postpone the Merger or the other transactions contemplated by the Merger Agreement or this Agreement, including but not limited to any non-ordinary course corporate transaction such as a merger, consolidation, reorganization, recapitalization or sale or transfer of a material amount of assets.

      Section 2.2. Restrictions on Transfer. The Trust hereby covenants and agrees that prior to the termination or expiration of this Agreement, except as otherwise specifically contemplated hereby, the Trust shall not, and shall not offer (other than as permitted by Section 2.4) or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of (including by means of hedging transactions or derivative transactions), grant any proxy with respect to, deposit into a voting trust, enter into a voting trust agreement or create or permit to exist any Lien with respect to, the Shares; provided, however, that after the date of the Company Stockholders Meeting, the Trust may (i) sell up to 100,000 Shares the proceeds of which will be used to pay its out-of-pocket fees and expenses and (ii) sell such number of Shares as it may determine to be appropriate so as to prevent the operation of Section 4.4 hereof.

      Section 2.3. Additional Shares. Prior to the termination of this Agreement, the Trust shall promptly notify Buyer of any new shares of Company Common Stock acquired directly or beneficially by the Trust, if any, after the date hereof. Any such shares shall become "Shares" within the meaning of this Agreement.

      Section 2.4. Nonsolicitation. Except to the extent the Company is permitted to provide nonpublic information and/or engage in discussions or negotiations in accordance with Section 7.2 of the Merger Agreement, prior to the termination of this Agreement, the Trust shall not, and shall not authorize, instruct or knowingly permit any of its investment bankers, attorneys, accountants, consultants and other agents, advisors or intermediaries (collectively, "Representatives") to, directly or indirectly, (i) solicit, encourage or facilitate any inquiry, proposal or offer with respect to any Acquisition Proposal or (ii) engage in any negotiations or discussions concerning, or furnish to any person any non-public information with respect to, or take any other action knowingly to facilitate, any inquiries or the making of any proposal that constitutes or may be reasonably expected to lead to any Acquisition Proposal.

      Section 2.5. Notice. If any Person makes a proposal or inquiry or contacts the Trust relating to the acquisition of beneficial ownership of any Shares or any Acquisition Proposal, the Trust shall promptly notify Buyer in writing of the identity of such Person and the material terms and conditions of such proposal, inquiry or contact. The Trust shall keep Buyer reasonably apprised of any material development with respect to such proposal. The Trust shall, and shall cause its Representatives to, cease immediately and cause to be terminated all existing discussions or negotiations, if any, with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal or any other acquisition by any Person of the beneficial ownership of any Shares.


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      Section 2.6. Dissenters' Rights. The Trust hereby irrevocably waives any rights of appraisal, or rights to dissent from the Merger, that the Trust may have with respect to the Shares, and agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company or any of its subsidiaries (or any of their respective successors) relating to the negotiation, execution and delivery of this Agreement or the Merger Agreement or the consummation of the Merger and any of the other transactions contemplated hereby or thereby.

      Section 2.7. Successive Ownership. The Trust agrees that this Agreement and its obligations hereunder shall attach to the Shares and shall be binding on any Person to which legal or beneficial ownership of the Shares shall pass, whether by operation of law or otherwise. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock, the number of Shares, the number of Purchased Shares and the Purchase Price shall be deemed adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock issued to or acquired by the Trust.

      Section 2.8. Reasonable Best Efforts. The Trust agrees to cooperate and use its reasonable best efforts to facilitate the procurement of all Requisite Regulatory Approvals.

                                  ARTICLE III.
           CONDITIONS TO THE PURCHASE AND SALE OF THE PURCHASED SHARES

      Section 3.1. Conditions to Buyer's Obligations. Buyer's obligation hereunder to purchase the Purchased Shares is conditioned upon the following:

            (a) all conditions to Buyer's obligations under the Merger Agreement set forth in Sections 8.1 and 8.2 thereof (other than with respect to the closing of the transactions provided for by this Agreement) shall have been fulfilled or duly waived by Buyer;

            (b) the representations and warranties of the Trust set forth in
Article I of this Agreement shall be true and correct in all material respects as the date of this Agreement and as of the Share Closing Date (as defined below) as though made on and as of the Share Closing Date; and

            (c) the Trust shall have performed in all material respects all obligations required by it to be performed under this Agreement on or prior to the Share Closing Date.

      Section 3.2. Conditions to the Trust's Obligations. The Trust's obligation to sell the Purchased Shares is conditioned upon the fulfillment, as of the Closing, or the waiver by the Company, of all conditions to the Company's obligations under the Merger Agreement set forth in Sections 8.1 and 8.3 thereof (other than with respect to the closing of the transactions provided for by this Agreement).


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                                  ARTICLE IV.

                    PURCHASE AND SALE OF THE PURCHASED SHARES

      Section 4.1. Purchase of the Purchased Shares. At the Share Closing (as defined below), the Trust shall assign, transfer and deliver to Buyer, and Buyer shall purchase from the Trust, the Purchased Shares, free and clear of all Liens.

      Section 4.2. Purchase Price; Number of Purchased Shares. On the Share Closing Date and subject to the terms and conditions set forth in this Agreement, in consideration of the sale, assignment, transfer and delivery of the Shares by the Trust, Buyer shall pay to the Trust that amount of U.S. dollars per Purchased Share as shall equal the Purchase Price by wire transfer of immediately available funds to an account designated in writing to Buyer by the Trust not less than two (2) business days prior to the Closing Date. The "Purchase Price" shall equal the product of (i) the Exchange Ratio multiplied by
(ii) the Buyer Closing Share Price. The "Purchased Shares" shall be that number of Shares equal to the quotient of (A) the Cash Component minus the Cash Reduction Amount, if any, divided by (B) the Purchase Price.

      Section 4.3. The Share Closing. The closing (the "Share Closing") of the transactions contemplated by this Article 4 shall take place at the offices of Simpson Thacher & Bartlett LLP, 1999 Avenue of the Stars, Suite 2900, Los Angeles, California, immediately prior to the consummation of the Merger, or at such other time and place as the parties hereto mutually agree. The date of such Share Closing is hereinafter referred to as the "Share Closing Date." At the Share Closing:

            (a) Buyer shall pay to the Trust, by wire transfer of immediately available funds to account designated by the Trust at a U.S. bank not less than two Business Days prior to the Share Closing Date, against delivery of the Purchased Shares, the Purchase Price payable for each such Share; and

            (b) the Trust shall deliver to Buyer stock certificates representing the Shares, duly endorsed for transfer or accompanied by one or more duly executed stock powers and with all necessary transfer tax stamps applied thereto.

      Section 4.4. Special Securities. If the Trust would receive more than 4.9% of the outstanding shares of Buyer Common Stock after giving effect to and as of immediately following the Share Closing, the Merger, the Financing and any sales by the Trust pursuant to Section 2.2 (the "Adjusted Outstanding Shares"), then Buyer and the Trustee shall negotiate in good faith to structure a security (the "Special Security") that shall (i) have a value equal to the Purchase Price multiplied by the number of shares of Buyer Common Stock that the Special Security is meant to replace and (ii) qualify as stock for all Tax (including, but without limitation, continuity of interest) purposes to be received by the Trust in lieu of those shares of Buyer Common Stock in excess of 4.9% of the Adjusted Outstanding Shares. The terms of the Special Security shall be reasonably satisfactory to Buyer and the Trustee and shall be satisfactory to the Federal Reserve Board on such basis as would not require the Trustee, or any entity affiliated with Lone Star Funds IV (U.S.), LP or Korea Exchange Bank to make any application or file any notice under the Bank Holding Company Act of 1956, as amended (the


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"BHCA"), or the Change in Bank Control Act, or otherwise to be registered as a bank holding company as a result of the ownership of the same under the BHCA.

      Section 4.5. Registration of the Trust's Shares. Buyer shall use its reasonable best efforts to ensure that the S-4 shall (i) include a reoffer prospectus (the "Reoffer Prospectus") relating to the offer and sale by the Trust, the Korea Exchange Bank and any successor thereto (collectively, the "Sellers") of any shares of Buyer Common Stock and Special Securities (if any) received pursuant to this Agreement and in the Merger (the "Transaction Securities") by all means reasonably specified by such parties to the extent permitted by Form S-4 and (ii) remain effective so that such prospectus may be used to reoffer such securities until they may be freely resold in accordance with Rule 145(d)(2) promulgated under the Securities Act (but in no event beyond one year after the Closing Date). As a condition to such obligation, the applicable selling stockholder(s) shall, upon any request by Buyer for the same, provide Buyer will all information required by Item 7 of Form S-4 (or comparable information in any successor form) and such other information as Buyer may reasonably request in order to comply with the requirements of applicable federal and state securities laws. If for any reason the S-4 does not include the Reoffer Prospectus, Buyer shall (i) promptly (but no later than 90 days after consummation of the Merger) prepare and file with the SEC under the Securities Act , a registration statement (including any appropriate supplements or amendments thereto, the "Registration Statement") relating to the offer and sale by the Sellers of the Transaction Securities, (ii) use its reasonable best efforts to have the Registration Statement declared effective as promptly as practicable after such filing, and (iii) keep the Registration Statement effective so that the prospectus included in the Registration Statement be used to reoffer such securities until they may be freely resold in accordance with Rule 145(d)(2) promulgated under the Securities Act (but in no event beyond one year after the Closing Date). The Registration Statement shall be a "shelf registration" registering the Transaction Securities by the Sellers by all means reasonably specified by the Sellers. The Registration Statement, if any, shall contain all material statements which are required to be stated therein and shall not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading (except that in each such case the Buyer makes no representation, warranty or covenant with respect to information supplied by the Sellers).

                                   ARTICLE V.

                                   TERMINATION

            This Agreement shall automatically terminate and no party shall have any rights or obligations hereunder upon the first to occur of (i) the Effective Time, (ii) the Share Closing Date, and (iii) the termination of the Merger Agreement pursuant to Section 9.1 thereof. Notwithstanding the foregoing, (i) the representations and warranties of the Trust set forth in sections (f)(ii) and (f)(iii) of Article I and (ii) Section 4.5 shall survive the termination of this Agreement if the Share Closing shall occur.


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                                  ARTICLE VI.

                                  MISCELLANEOUS

      Section 6.1. Binding Effect. The provisions of this Agreement shall be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

      Section 6.2. Third-Party Beneficiary. Buyer Sub is an express third-party beneficiary of all of the representations, warranties, covenants and agreements contained herein.

      Section 6.3. Waiver and Amendment. Any party hereto may waive its rights under this Agreement at any time. Any agreement on the part of any such party to any such waiver shall be valid only if set forth in an instrument in writing signed by such party. This Agreement may be amended only by a written instrument signed by Buyer and by the Trust.

      Section 6.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt or, in the case of notice by registered or certified mail, three business days after deposit with the United States Postal Service) by delivery in person, by cable, facsimile, telecopy transmission, or telegram or by registered or certified mail (postage prepaid, return receipt requested) to the respective party at the following addresses (or at such other address for a party as shall be specified by like notice):

                       (a)   If to Buyer, to it at the following address:

                             Hanmi Financial Corporation
                             3660 Wilshire Boulevard, Suite PH-A
                             Los Angeles, California 90010
                             Facsimile: (213) 368-3239
                             Attention: Chief Executive Officer

                             with a copy to:

                             Simpson Thacher & Bartlett LLP
                             425 Lexington Avenue
                             New York, New York 10017-3954
                             Facsimile: (212) 455-2502
                             Attention: Lee Meyerson, Esq.


                       (b)   If to the Trust, to it at the following address:


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                             The Trust Established Pursuant to the Trust
                             Agreement dated as of October 31, 2003
                             between The Korea Exchange Bank and
                             Mr. L. Dale Crandall
                             105 King Avenue
                             Piedmont, California 94610
                             Facsimile: (510) 595-3678
                             Attention: L. Dale Crandall, Trustee

                             with a copy to:

                             Skadden, Arps, Slate, Meagher & Flom LLP
                             Four Times Square
                             New York, New York 10036
                             Facsimile: (917) 777-2642
                             Attention: William S. Rubenstein, Esq.


      Section 6.5. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without regard to the principles of conflicts of law.

      Section 6.6. Integration. This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and the other agreements referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter other than those agreements and understandings set forth herein.

      Section 6.7. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      Section 6.8. Expenses. Each party hereto shall pay the legal fees and the expenses incurred thereby in connection with this Agreement.

      Section 6.9. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.


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      Section 6.10. Further Assurances. The parties hereto shall from time to time execute and deliver all such further documents and do all acts and things as the other party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

      Section 6.11. Specific Performance. The Trust acknowledges that if it fails to perform any of its obligations under this Agreement, immediate and irreparable harm or injury would be caused to Buyer for which money damages would not be an adequate remedy. In such event, the Trust agrees that Buyer shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if Buyer should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Trust in respect of such claim hereby waives the claim of defense that the other party have an adequate remedy at law, and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The trust further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

      Section 6.12. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Buyer any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Trust, and Buyer shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the voting of any of the Shares, except as otherwise provided herein or in the Merger Agreement, or in the performance of the Trust's duties or responsibilities as a stockholder of the Company, including any fiduciary, contractual or other duties it may have to KEB pursuant to the terms of the Trust, at law or otherwise.


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      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                HANMI FINANCIAL CORPORATION



                                By:/s/ Jae Whan Yoo
                                   ----------------------
                                   Name: Jae Whan Yoo
                                   Title: President and Chief Executive Officer

                                THE TRUST ESTABLISHED PURSUANT TO THE TRUST
                                AGREEMENT DATED AS OF OCTOBER 31, 2003 BETWEEN THE KOREA EXCHANGE BANK AND MR. L. DALE CRANDALL



                                By:/s/ L. Dale Crandall
                                   --------------------------
                                   L. Dale Crandall, Trustee


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